Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into Registration Statement Nos. 333-08990, 333-30304, 333-57970, 333-70238, 333-107835, 333-114243, 333-115596 and 333-134808 on Form S-8 of our report dated March 5, 2007, appearing in the Annual Report on Form 10-K of Cray Inc. and Subsidiaries for the year ended December 31, 2006.
/s/ PETERSON SULLIVAN PLLC
Seattle, Washington
March 5, 2007